Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the use in this Registration Statement on Form SB-2 (No. 333-______) of our report, dated May 12, 2000, except for Note 6 as to which the date is October 30, 2000, on the consolidated balance sheets of Bonus Stores, Inc. as of March 31, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended March 31, 2000 and for the period January 25, 1999 to March 31, 1999. We also consent to the reference to our Firm under the caption "Experts" and "Selected Financial Data" in the Prospectus.



By:  /s/  MCGLADREY & PULLEN, LLP
   ------------------------------
          MCGLADREY & PULLEN, LLP


Champaign, Illinois
January 4, 2001